UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 19, 2007 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2007, the Board of Directors of PG&E Corporation elected Peter A. Darbee, who is currently the Chairman of the Board and Chief Executive Officer of PG&E Corporation, to reassume the position of President of PG&E Corporation, effective on September 19, 2007.

Mr. Darbee, 54, has served as Chairman of the Board and Chief Executive Officer of PG&E Corporation since July 1, 2007.  Prior to that date, Mr. Darbee served as Chairman of the Board, Chief Executive Officer and President of PG&E Corporation, a position he held from January 1, 2006 to June 30, 2007.  Mr. Darbee also served as Chairman of the Board of PG&E Corporation subsidiary Pacific Gas and Electric Company (Utility) from January 1, 2006 to May 31, 2007.  He served as President and Chief Executive Officer of PG&E Corporation from January 1, 2005 to December 31, 2005.  Prior to January 1, 2005, Mr. Darbee had been a Senior Vice President and the Chief Financial Officer of PG&E Corporation from September 20, 1999.

Mr. Darbee is entitled to receive compensation and other benefits as described in PG&E Corporation’s and the Utility’s 2007 joint proxy statement filed with the Securities and Exchange Commission.

Mr. Darbee does not have any arrangement, understanding, relationship or related transaction with PG&E Corporation or the Utility that would require disclosure pursuant to Item 401(b) or Item 404(a) of Securities and Exchange Commission Regulation S-K.  In addition, Mr. Darbee does not have any family relationship with any executive officer or director of PG&E Corporation or the Utility.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 19, 2007, the Boards of Directors of PG&E Corporation and the Utility amended each company’s Bylaws to adopt a majority vote standard for the election of directors, effective September 19, 2007.  This standard provides that a director may be elected only if he or she receives support from a majority of the shares voted, and applies only in uncontested director elections where the number of nominees is less than or equal to the number of available positions.  If an incumbent director fails to receive a majority vote, then the director’s term would end (unless the incumbent director has earlier resigned) on the earlier of (1) 90 days after the date on which the voting results are determined, or (2) the date on which the Board of Directors selects a person to fill that director’s position.  The standard for elections that are not uncontested elections remains unchanged.  In those elections, the nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by those shares, shall be elected; votes cast against a director and votes that are withheld will not have any legal effect.

Also on September 19, 2007, the Utility’s Board of Directors amended the Utility Bylaws to require that, as long as PG&E Corporation and its controlled subsidiaries together hold a majority of the Utility’s outstanding shares, PG&E Corporation may require that the Utility obtain the written consent of the PG&E Corporation Chairman of the Board or the PG&E Corporation Chief Executive Officer for certain “Designated Transactions,” as may be identified from time to time in resolutions adopted by the PG&E Corporation Board of Directors.

In order to further amend or rescind the majority voting or “Designated Transaction” Bylaw provisions, PG&E Corporation or the Utility (as the case may be) must obtain the approval of a majority of the outstanding shares.

The text of the amendment to PG&E Corporation’s amended Bylaws is attached to this report as Exhibit 99.1.  The text of the amendment to the Utility’s Bylaws is attached to this report as Exhibit 99.2.

Item 8.01.  Other Events

Energy Efficiency Rulemaking

On September 20, 2007, the California Public Utilities Commission (CPUC) voted to establish mechanisms to reward or penalize the California investor-owned utilities depending on the extent to which the utilities successfully implement their energy efficiency programs and meet the CPUC’s targets for reducing customers’ demand for electricity and natural gas.  The adopted rules apply to the utilities’ energy efficiency programs funded for the 2006-2008 and 2009-2011 program cycles.

Under the adopted incentive mechanism, before the utilities can earn incentives, the utilities must (1) achieve at least 85% of the CPUC’s overall savings goal over the three-year program cycle and (2) achieve at least 80% of the individual kilowatt-hour (kWh), kilowatt (kW), and million therm savings metric goal over the three-year program cycle.  If the utilities achieve between 85% and 99% of the CPUC’s overall savings goal, 9% of the verified net benefits (i.e., energy resource savings minus total energy efficiency program costs) will accrue to shareholders and 91% of the verified net benefits will accrue to customers.  If the utilities achieve 100% of the CPUC’s savings goal, the shared rate increases so that 12% of the total verified net benefits will accrue to shareholders and 88% will accrue to customers up to a stated maximum.  The maximum amount of shareholder incentives that the Utility could earn over the 2006-2008 program cycle is $180 million.

If the utilities achieve less than 65% of any one of the individual savings metric goals, then the utilities must reimburse customers based on the greater of (1) 5 cents per kWh, 45 cents per therm, and $25 per kW for each kWh, therm, or kW unit below the 65% threshold or (2) a dollar-for-dollar payback of negative net benefits (“cost-effectiveness guarantee”).  The maximum amount that the Utility could be required to reimburse customers over the 2006-2008 program cycle is $180 million.

The decision requires that two interim claims occur during the three-year program cycle, subject to verification of the actual amount of net benefits in a final true-up claim.  The CPUC will determine for each interim claim whether a utility is entitled to incentives or is required to reimburse customers based on the level of achievement of the CPUC’s savings goals on a cumulative-to-date basis.  The decision requires that 30% of the incentives or reimbursement obligations calculated for each interim claim be “held back” until completion of measurement studies verifying the actual energy savings for the entire three-year program cycle, in order to minimize the risk of overpaying the utilities in their interim claims.  The final true-up may result in an adjustment to prior year claims that had already been authorized on an interim basis.  The decision states that any reimbursement obligations that might arise in the final true-up claim may be booked against positive earnings in the next energy efficiency program cycle.  It is uncertain whether the Utility will be able to record any interim incentives or reimbursement obligations before the CPUC completes the final verification of actual energy savings for the relevant three-year program period.  The Utility intends, along with other parties, to file a petition for modification of the CPUC’s decision requesting that any retroactive adjustment to interim incentives or reimbursement obligations be limited.

The amount and timing of the financial impact of the adopted rules on PG&E Corporation’s and the Utility’s financial condition and results of operations will depend on the level of energy efficiency savings actually achieved over the three-year program cycle and when the applicable accounting standard for recognizing incentives or reimbursement obligations is met.

Natural Gas Transmission and Storage Rate Case

On September 20, 2007, the CPUC approved an all-party settlement agreement, known as the Gas Accord IV, to establish the Utility’s natural gas transmission and storage rates, and associated revenue requirements, and to retain the Gas Accord market structure for the period 2008-2010.  The CPUC’s decision, incorporating the terms of the Gas Accord IV, establishes a 2008 natural gas transmission and storage revenue requirement of $446 million (approximately 0.6% above the currently authorized revenue requirement for 2007), a 2009 revenue requirement of $459 million (approximately 2.8% above the proposed 2008 revenue requirement), and a 2010 revenue requirement of $471 million (approximately 2.7% above the proposed 2009 revenue requirement).  New rates reflecting the approved revenue requirements will become effective on January 1, 2008.

Delayed Billing Investigation

On September 20, 2007, the CPUC ordered the Utility to refund, at shareholder expense, approximately $35 million to customers after the CPUC found that the Utility “systematically violated” its tariffs by failing to issue bills at regular intervals based on actual metering data and by issuing backbills related to delayed bills and estimated bills beyond the time limits permitted under the tariff.  The CPUC also ordered the Utility to refund reconnection fees and to “pay credits to certain customers whose service was shutoff for nonpayment of illegal backbills.”  The decision found that penalties were not warranted.  Parties have 30 days to request a rehearing of the CPUC’s decision. After considering accruals already made related to this matter, PG&E Corporation and the Utility do not expect that the payment of such refunds will have a material adverse effect on their financial condition or results of operations.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits

99.1	Text of the amendment to the Bylaws of PG&E Corporation effective September 19, 2007

99.2	Text of the amendment to the Bylaws of Pacific Gas and Electric Company effective September 19, 2007

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: September 24, 2007	By:	/s/ LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: September 24, 2007	By:	/s/ LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

EXHIBIT INDEX

No	Description of Exhibits

99.1	Text of the amendment to the Bylaws of PG&E Corporation effective September 19, 2007

99.2	Text of the amendment to the Bylaws of Pacific Gas and Electric Company effective September 19, 2007